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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

      Date of Report (date of earliest event reported): November 27, 2000

                             Pogo Producing Company
             (Exact name of registrant as specified in its charter)


           Delaware                   1-7792            74-165 9398

(State or other jurisdiction of     (Commission       (I.R.S. Employer
incorporation or organization)      File Number)      Identification No.)



                          5 Greenway Plaza, Suite 2700
                           Houston, Texas 77046-0504
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (713) 297-5000




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Item 5.  Other Events

                                                    FOR IMMEDIATE RELEASE
                                                    ---------------------
                                                    CONTACT: PAUL G. VAN WAGENEN
                                                                  (713) 297-5000

                  POGO DRILLS TWO SUCCESSFUL EXPLORATORY WELLS
                             IN THE GULF OF MEXICO

  HOUSTON, TX. - November 27, 2000 - Pogo Producing Company ("PPP"-NYSE) has drilled two successful exploratory wells in its extensive leasehold inventory in the Gulf of Mexico, it was announced today by Paul G. Van Wagenen, Chairman and Chief Executive Officer.

  "We are delighted to find multiple high quality reservoirs containing significant hydrocarbons on two of our exploratory blocks in the Gulf and are now following up with more exploratory delineation drilling on these two fields as well as our other planned fourth-quarter exploratory projects."

  The Main Pass Block 61 #1 wildcat well was drilled on Pogo's 100% owned two-block complex at Main Pass Blocks 61 and 62. The well, located in 92 feet of water, was drilled to a total depth of 7,276 feet and discovered 96 feet of net oil pay below 7,000 feet. The reservoir quality encountered by the discovery well was determined to be excellent. The well will set up several delineation wells, the first one of which has just been spudded and will test the same reservoir, which could be as large as 800 acres, at a location approximately three-quarters of a mile away in Main Pass Block 62, to a position about 150 feet down-dip from the Main Pass Block 61 #1 discovery well. The objective depth in the new well can be reached in approximately two weeks. Pogo's geoscientists have now identified additional prospects on two different, but geologically similar

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features elsewhere on this two-block field. Each prospect contains roughly the same areal extent as the newly discovered field.

  Elsewhere in the Gulf, Pogo (a 50% owner) and its partners in Ewing Bank Blocks 871 and 872 have drilled a discovery well, the Ewing Bank Block 871 #1, located in 932' of water, encountering two finite pay intervals totaling some 134 net feet of pay. The deeper pay interval was flow-tested at a daily calculated rate of approximately 4,300 barrels of oil and 2.9 million cubic feet of natural gas. Another fine reservoir was encountered at a shallower depth but was not tested immediately. Drilling has also started on a delineation well to explore these same intervals some 1-1/2 miles from the discovery well.

  Mr. Van Wagenen said, "We are excited by the prolific test rate, but even more pleased about the potential we see in several additional drill sites we have identified in this field." Pogo's partners in the Ewing Bank field include Walter Oil & Gas, the operator and 40% owner, and Continental Land & Fur Co., Inc., a 10% owner.

                                     * * *

     Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns various ownership interests in 106 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 340,000 gross leasehold acres in various oil and gas provinces onshore in the United States and Canada, approximately 713,000 gross acres in the Gulf of Thailand, approximately 778,000 gross acres in Hungary, and approximately 193,000 gross acres in the United Kingdom and Denmark sectors of the North Sea. Pogo common stock is listed on the New York Stock Exchange under the symbol PPP.

                                       3
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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    Pogo Producing Company



Date: November 27, 2000               By:  /s/ Gerald A. Morton
                                           --------------------
                                           Gerald A. Morton
                                           Vice President - Law
                                           and Corporate Secretary